Exhibit 99.1

Cholestech Announces Financial Results for Third Quarter of Fiscal 2004

HAYWARD, Calif. – January 21, 2004 — Cholestech Corporation (Nasdaq: CTEC) today announced:

•	Revenue increased 11% over the prior year quarter. The Company’s LDX related revenue increased 15%, driven primarily by an overall increase of 26% in physician laboratory market revenue over the prior year period.

•	For the nine months ended December 26, 2003, revenue increased 15% over the prior year period, driven by increases of 29% in physician office laboratory market revenue and 20% in international market revenue over the prior year period.

•	On December 30, 2003, the Company announced that it reached a settlement agreement with Roche Diagnostics Corporation and Roche Diagnostics GmbH (“Roche”) in connection with ongoing patent infringement litigation. The current period financial impact of this settlement, which serves as the basis for the dismissal of all patent litigation on a worldwide basis, is described below.

•	The Company believes that the passage of Medicare reimbursement for cholesterol and diabetes screening, which was included in the federal Prescription Drug and Medicare Improvement Act of 2003, signed by President Bush in December 2003, will benefit its health promotion market, as more seniors are screened for high cholesterol and diabetes, and will benefit its core physician office laboratory market as many of such seniors are subsequently treated by a physician.

•	The Company anticipates receiving 510(k) clearance from the Food and Drug Administration (“FDA”) by mid-calendar 2004 for a high sensitivity C-Reactive Protein (“CRP”) test, an immunoassay-based test which measures coronary artery inflammation as a predictor of risk of heart disease in individuals who have normal cholesterol levels. In addition, in September 2003, the Company received 510(k) clearance from the FDA for its Aspartate Aminotransferase (“AST”) test and has applied for a waiver for this product under the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”). Upon receiving a waiver for this product under CLIA, the Company plans to market AST in conjunction with its Alanine Aminotransferase (“ALT”) test, which will allow healthcare providers to monitor both the impact of and potential side effects on the liver from lipid-lowering and diabetic therapies.

Cholestech achieved revenue of $13.4 million for the quarter ended December 26, 2003, representing an 11% increase over revenue of $12.0 million in the prior year quarter. For the nine months ended December 26, 2003, revenue of $40.4 million represented a 15% increase over revenue of $35.1 million for the prior year period.

Warren E. Pinckert II, President and Chief Executive Officer, said “Revenue growth in our core LDX business, which has grown 15% during the first nine months of fiscal 2004 compared to the same period last year, continues to be strong. We are pleased with the continued growth in our physician office laboratory market, which represented 56% of our revenue in the first nine months of fiscal 2004 and grew 29% over the prior year nine-month period. Our international market revenue has increased 20% over the prior year period. Growth in both of these markets in the first nine months of fiscal 2004 has been offset by a 6% decline in our health promotion market revenue during this timeframe, which is attributable to a decrease in domestic discretionary spending by pharmaceutical companies and other participants in the screening market. We believe that the recent approval of new statin drugs such as AstraZeneca’s Crestor, the passage of Medicare reimbursement for cholesterol and diabetes screening and the continued efforts to establish over-the-counter status for certain statin drugs are all factors which may create revenue growth opportunities in our health promotion market and enhance revenue growth opportunities in our physician laboratory market in the future.”

In the third quarter of fiscal 2004, the Company reported an operating loss from continuing operations of $6.5 million, which included $7.4 million of legal and related expenses incurred in connection with the settlement of the Roche litigation. The Company reported a net loss from continuing operations of $4.0 million, or $0.28 per fully diluted share, which included an income tax benefit of $2.5 million, or $0.18 per fully diluted share, compared to a net income from continuing operations of $0.8 million, or $0.06 per fully diluted share, in the prior year quarter. In the first nine months of fiscal 2004, the Company reported a net loss of $1.7 million, or $0.13 per fully diluted share, compared to a net loss $1.2 million, or $0.08 per fully diluted share, in the prior year period, which included a $5.6 million loss, or $0.40 per fully diluted share, from discontinued operations resulting from the sale of its WellCheck testing services business.

Excluding the impact of the legal and related expenses incurred in connection with the settlement of the Roche litigation, third quarter fiscal 2004 operating income from continuing operations was $817,000. Net income from continuing operations, excluding this impact ($4.5 million net of tax) was $536,000, or $0.04 per fully diluted share, including income tax expense of $343,000, or $0.02 per fully diluted share, compared to net income from continuing operations of $790,000, or $0.06 per fully diluted share, in the prior year period, including income tax expense of $32,000.

For the first nine months of 2004, excluding the $7.4 million impact of the settlement of the Roche litigation and excluding a $250,000 write-off of intangibles incurred in the second quarter of fiscal 2004, operating income from continuing operations was $4.4 million, compared to $4.4 million in 2003. Also excluding the net of tax impact of these adjustments, net income from continuing operations for the first nine months of 2004 was $2.9 million, or $0.21 per fully diluted share, including income tax expense of $1.8 million, or $0.13 per fully diluted share, compared to net income from continuing operations of $4.5 million, or $0.32 per fully diluted share, in the prior year period, including income tax expense of $187,000, or $0.01 per fully diluted share.

In connection with the settlement and dismissal on a worldwide basis of ongoing patent infringement litigation between the Company and Roche, the Company has made a one-time payment to Roche in the amount of $7.0 million. Roche has granted an irrevocable, non-exclusive, worldwide license to the Company for its patents related to HDL cholesterol, and the Company will pay Roche an ongoing royalty that will be applied to only the HDL portion of the cholesterol test cassettes sold by the Company.

Mr. Pinckert added, “The execution of a settlement agreement with Roche eliminates the significant ongoing expense and management time required to defend this litigation. We also believe that the ongoing royalty is reasonable and will not prevent Cholestech from accomplishing its long term goals. As a result, we think that this settlement is in the best interests of the Company’s shareholders. With the Roche litigation behind us, we are pleased to be able to focus our efforts on leveraging our existing installed base of Cholestech LDX ® and GDX ™ Systems and capitalizing on our well-established worldwide distribution network.”

As announced in June 2003, the Company has been granted a patent in Germany for a new method of measuring HDL cholesterol and is developing a new cassette which the Company believes is not covered by Roche’s patents. The Company has also filed applications on this method in Europe and in the United States. As part of the settlement, the parties have agreed upon a mechanism for the resolution of all future patent infringement disputes. The Company believes that any such dispute resolution will confirm that its HDL cassette, currently under development, does not infringe Roche’s patents. If however, upon the resolution of any such dispute, it is ultimately determined that the Company’s new HDL cholesterol test cassette is covered by Roche’s patents, the Company will pay Roche the same ongoing royalty.

Investor Conference Call

The Company will conduct a conference call on fiscal 2004 third quarter results beginning at 7 a.m. PT today. The call will be available to all investors by dialing (800) 223-9488 or, from international locations, (785) 832-1508. A replay of the call will be aired from approximately 9 a.m. today until 9 p.m. PT on February 4 by dialing (888) 566-0829, or from international locations, (402) 220-0120. There is no pass code. The conference call will also be available via the Cholestech website, www.cholestech.com.

About Cholestech

Cholestech is committed to enabling people to lead longer, healthier and more active lives. Cholestech provides easy to use, accessible diagnostic tools and information to health care practitioners in over 35 countries around the world. Cholestech offers efficient and economic diagnostic testing for cholesterol and related lipids, blood glucose and glycemic control, and liver function at the point of care. Health care providers can use the CLIA-waived Cholestech LDX® and GDX™ Systems to initiate and monitor the progress of patient therapy. By providing effective disease management solutions, Cholestech’s goal is to be a leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and diabetes.

Cholestech LDX® is a registered trademark and Cholestech GDX™ is a trademark of Cholestech Corporation. All other trademarks mentioned in this document are the property of their respective owners. For more information about Cholestech and its products visit us on the web at www.cholestech.com.

Safe Harbor Statement of Cholestech Corporation Under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding: the expected benefits for our health promotion and physician office market segments due to the new Medicare reimbursement legislation; the anticipated receipt of 510(k) clearance and a CLIA waiver for new tests; marketing plans for our AST/ALT test; factors creating revenue growth opportunities; statements concerning our beliefs regarding the reasonableness of the ongoing royalty, our ability to accomplish our long term goals and the outcome of any future dispute resolution. Actual results may differ materially from those in the forward-looking statements due to risks and uncertainties, including: further regulatory changes and guidelines affecting the healthcare system in the United States; risks inherent to the regulatory approval process; demand for our products; and risks inherent to future sales growth, the research and development process, dispute resolution and other factors.

Cholestech Contact:	Investor Contact:	Media Contact:

William W. Burke	Jim Byers	Christopher Katis
Chief Financial Officer	Financial Dynamics	Financial Dynamics
Cholestech Corporation	415-439-4504	415-439-4518
510-781-5065	jbyers@fd-us.com	ckatis@fd-us.com
bburke@cholestech.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	13 Weeks Ended		39 Weeks Ended

	12/26/2003	12/27/2002	12/26/2003	12/27/2002

Revenue	$13,363	$12,022	$40,434	$35,061
Cost of revenue	6,166	5,569	17,328	14,847

Gross profit	7,197	6,453	23,106	20,214

Operating expenses:
Sales & marketing	3,388	2,862	9,465	8,684
Research & development	754	632	2,360	1,885
General & administrative	2,238	2,234	6,841	5,292
Other operating expenses	7,356	—	7,606	—

Total operating expenses	13,736	5,728	26,272	15,861

Operating income (loss) from continuing operations	(6,539)	725	(3,166)	4,353
Net interest and other income	62	97	271	314
Provision (benefit) for income taxes	(2,526)	32	(1,129)	187

Net income (loss) from continuing operations	(3,951)	790	(1,766)	4,480

Net income (loss) from discontinued operations	5	(4,479)	29	(5,632)

Net loss	($3,946)	($3,689)	($1,737)	($1,152)

Net income (loss) from continuing operations per share:
Basic	($0.28)	$ 0.06	($0.13)	$ 0.33
Diluted	($0.28)	$ 0.06	($0.13)	$ 0.32
Net income (loss) from discontinued operations per share:
Basic	$0.00	($0.33)	$0.00	($0.42)
Diluted	$0.00	($0.33)	$0.00	($0.40)
Net loss per share:
Basic	($0.28)	($0.27)	($0.13)	($0.09)
Diluted	($0.28)	($0.27)	($0.13)	($0.08)
Shares used to compute net income (loss) per share:
Basic	13,988	13,619	13,880	13,522
Diluted	13,988	13,761	13,880	14,169

Note: Prior period amounts have been adjusted for comparative purposes and to reflect the operations of the WellCheck segment as discontinued operations following its divestiture on December 23, 2002.

RECONCILIATION OF REPORTED AMOUNTS
(in thousands)

	13 Weeks Ended		39 Weeks Ended

	12/26/2003	12/27/2002	12/26/2003	12/27/2002

Operating income (loss) from continuing operations
As reported	($6,539)	$725	($3,166)	$4,353
Roche settlement	7,356	—	7,356	—
Write-off of intangibles	—	—	250	—

	$ 817	$725	$4,440	$4,353

Net income (loss) from continuing operations
As reported	($3,951)	$790	($1,766)	$4,480
Roche settlement	7,356	—	7,356	—
Write-off of intangibles	—	—	250	—
Related tax benefits	(2,869)	—	(2,966)	—

	$ 536	$790	$2,874	$4,480

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	12/26/2003	3/28/2003

Cash, cash equivalents, marketable securities and long-term investments	$31,157	$26,081
Total assets	$59,288	$52,012
Long-term debt	—	—
Shareholders’ equity	$44,546	$44,728